Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Hyliion Holdings Corp. to Form S-8 of our report dated March 20, 2020 (which includes an explanatory paragraph relating to Tortoise Acquisition Corp.’s ability to continue as a going concern), relating to the balance sheets of Tortoise Acquisition Corp. as of December 31, 2019 and 2018, and the related statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2019 and for the period from November 7, 2018 (inception) to December 31, 2018.

/s/ WithumSmith+Brown, PC

New York, New York
December 14, 2020